1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL:	AIH
Wednesday, October 5, 2005	TRADED:	AMEX
ABLEST ANNOUNCES AGREEMENTS TO INSTALL NEW FRONT AND
BACK OFFICE SYSTEMS
     CLEARWATER, Fla., Oct. 5 — Ablest Inc. today announced that it has entered into an agreement with VCG Inc. relating to the installation of a new front office system, StaffSuite®, for its commercial and professional staffing operations. This system is expected to increase branch productivity through its integrated online recruiting and application process, as well as provide improved system functions and navigation.
     The company also announced that it has entered into an agreement with Ideal Consulting regarding the installation of Great Plains® software for corporate accounting, finance, human resources and customer service processes.
     The installation of these systems will cost an aggregate of approximately $1.6 million payable in installments through the third quarter of 2006. It is anticipated that the two systems will be installed and fully operational by July of 2006. These systems should enable Ablest to fully integrate field data with its corporate reporting tools.
     Kurt R. Moore, Ablest president and chief executive officer, said, “The implementation of the new systems will begin immediately and when completed should provide a well-crafted solution that meets the needs of each functional area of our business. In addition, this technology supports our expansion initiative and focus on profitable growth through industry-leading service.”
     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 54 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.
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SOURCE:	Ablest Inc.
CONTACT:	Kurt R. Moore, President and Chief Executive Officer, 727-299-1200 or kmoore@ablest.com/